Exhibit 99.1

AOI Appoints Todd McCrum to Newly Created Role of Senior Vice President and General Manager of Broadband Access

McCrum previously served 27 years with Scientific-Atlanta and Cisco Systems, including serving as lead of Cisco’s Cable Access Business Unit and Vice President of Marketing

SUGAR LAND, TX, May 22, 2023 – Applied Optoelectronics, Inc. (Nasdaq: AAOI), a leading provider of fiber-optic access network products for the cable broadband, internet datacenter, telecom and fiber-to-the-home (FTTH) markets, today announced the appointment of Todd McCrum as senior vice president and general manager of Broadband Access.

In this newly created position, McCrum will lead sales, product development, and marketing of AOI’s Quantum Bandwidth line of broadband access products.

“Todd’s career in broadband has spanned the development of modern hybrid fiber-coax networks,” commented Dr. Stefan Murry, AOI’s Chief Financial Officer and Chief Strategy Officer. “During his time at Cisco, he oversaw the development of some of the most innovative and successful products in the history of the CATV industry. As AOI continues to build its Quantum Bandwidth line of CATV products, we created this new role to ensure dedicated leadership for this very important line of business for AOI. I believe that the combination of Todd’s superb leadership and strategic vision with AOI’s world-class engineering and manufacturing capabilities will deliver even more impressive products for our customers for years to come.”

Before joining AOI, McCrum spent 27 years in increasingly senior roles in product marketing and business development for Scientific-Atlanta, continuing after its acquisition by Cisco Systems in 2009. Beginning in 2015 he served as lead of Cisco’s Cable Access Business Unit, where he was responsible for product strategy and execution for all of Cisco’s cable television products. Taking on a wider role within Cisco, he transitioned to roles in business development and strategy for all of Cisco’s service provider network customers. McCrum then served as Cisco’s Vice President of Marketing for two years before leaving Cisco earlier this year.

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“AOI has a sterling reputation for engineering excellence, product quality, and integrity,” said McCrum. “As the company expands its line of Quantum Bandwidth products, I couldn’t be more excited to lead the team, many of whom I’ve known and respected for many years. As cable MSOs embark on a revolutionary expansion of their networks to offer multi-gigabit internet speeds, we expect Quantum Bandwidth products to provide the optimum combination of features, quality, price and availability, allowing our customers to upgrade their networks on time and on budget.”

About Applied Optoelectronics

Applied Optoelectronics Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the CATV broadband, internet datacenter, telecom and FTTH markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

Media Inquiries:

Willis Chen
+1-281-295-1807
wchen@ao-inc.com

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